Aspira Women’s Health Inc. 8-K

Exhibit 10.1

AMENDED & RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED & RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) between Aspira Women’s Health Inc., a Delaware corporation (the “Company”), and Valerie B. Palmieri (“Executive,” and together with the Company, the “Parties”) is effective as of March 1, 2022 (the “Effective Date”). This Agreement amends and restates the Employment Agreement between the Parties, dated January 1, 2015.

WHEREAS, the Parties mutually desire to enter into this Agreement in order to establish the terms and conditions of the Executive’s employment with the Company on and after the Effective Date.

NOW, THEREFORE, the Parties agree as follows:

1.            Position. The Company will continue to employ Executive on the terms contained herein, with a change in position from President and Chief Executive Officer to Executive Chairperson. The change in position is not intended, and shall not be construed, as a separation of service or separation of employment for any reason, including but not limited to any equity incentive plans of the Company. In the position of Executive Chairperson, Executive may devote time to outside board or advisory positions as pre-approved by the Company’s Board of Directors.

2.            Compensation. The Company will pay Executive a base salary of $450,000 (“Base Salary”) on an annualized basis, payable in accordance with the Company’s standard payroll policies, including compliance with applicable tax withholding requirements. In addition, Executive will be eligible for a discretionary bonus of up to 75% of Executive’s base salary as may be determined by mutual agreement of performance goals by the Company’s Board of Directors and Executive, with any bonus paid by February 28th following the year in which it relates. For the avoidance of doubt, nothing herein shall be construed to amend or otherwise alter the terms and condition of any stock options, equity awards, RSUs or other deferred compensation previously granted to Executive.

3.            Benefits. During the term of Executive’s employment, Executive will be entitled to the Company’s standard benefits covering employees at Executive’s level, including the Company’s group health, life, short- and long-term disability, 401(k) and other employee benefit plans, as such plans may be in effect from time to time, subject to the Company’s right to cancel or change the benefit plans and programs it offers to its employees at any time.

4.            Term of Employment. Executive’s employment with the Company is for a term concluding on March 1, 2023 (the “Term”), provided that either party may terminate Executive’s employment earlier in accordance with the provisions of Section 5, and, further provided that the Company may, in its sole discretion, elect to extend the Term by an additional year by providing Executive with written notice of such extension at least thirty (30) days prior to the expiration of the Term.

Certain identified information has been excluded from this exhibit because it is both (1) not material and (2) is the type that the registrant treats as private or confidential.

5.           Termination. The Company may terminate Executive’s employment for Cause at any time, with or without prior notice. The Company may terminate Executive’s employment without Cause upon written notice delivered at least sixty (60) days’ prior to the intended termination date. Executive may resign her employment at any time during the Term upon at least sixty (60) days’ prior written notice prior to the intended termination date. In the event that the Company terminates Executive’s employment for reasons other than for Cause (as defined below) or the Executive terminates her employment at any time following the Effective Date, and provided that Executive signs and does not revoke a standard separation agreement releasing all claims against the Company, in a form reasonably satisfactory to the Company, does not breach any provision of this Agreement (including but not limited to Section 10, Section 11 and Section 12 hereof), and continues to comply with the Proprietary Information & Inventions Agreement (“PIIA”), as hereinafter defined, Executive shall be entitled to receive, subject to Section 14 below:

(i)	continued payment of Executive’s Base Salary as then in effect for the remainder of the Term following the date of termination (the “Severance Period”), to be paid periodically in accordance with the Company’s standard payroll practices, provided that Executive shall immediately repay to the Company any amounts that she receives hereunder if within sixty (60) days following termination of her employment she either has failed to execute the standard release described above or has revoked the general release after she executes it;

(ii)	continuation of Company health and dental benefits through COBRA premiums paid by the Company directly to the COBRA administrator during the Severance Period; provided, however, that such premium payments shall cease prior to the end of the Severance Period if Executive commences other employment with reasonably comparable or greater health and dental benefits;

(iii)	any vested and exercisable options to purchase common stock of the Company that are held by Executive as of the date of termination shall expire upon the earliest to occur of (A) the two-year anniversary of the date of Executive’s termination of employment as President and Chief Executive Officer (March 1, 2024), unless by mutual agreement of Executive and Company or Board, Executive is in position of material, non-public information, then the Parties agree to extend the date of termination of the exercise by an additional six (6) months, (B) the date on which such options would have expired if Executive’s employment had continued through the full term of such option and (C) the date on which Executive breaches this Agreement, the PIIA or any other agreement between Executive and the Company or any of its affiliates; and

(iv)	if Executive’s resignation or termination by the Company without Cause follows a Change of Control (as defined below) during the Term, then one-hundred percent (100%) of any then-unvested Company stock options then held by Executive will vest upon the date of such termination and the period of time for their exercise will be at the discretion of the Company, provided that no option shall be exercisable after expiration of its original term. To the extent it is necessary for the Executive to exercise such options upon or before such Change of Control, the Company shall use its best efforts to provide Executive with a reasonable period of advance written notice of such requirement.

If the Company terminates Executive’s employment for Cause, Executive shall have no entitlement to any further payments from the Company other than Executive’s base salary accrued through the termination date together with any vested employee benefits, and any stock options, equity awards, RSUs or other deferred compensation shall be treated in accordance with the governing plan documents and award agreements.

Upon the expiration of the Term, Executive’s agreement shall be deemed to terminate by mutual agreement of the parties. For the avoidance of doubt, Executive will not be eligible for any payments or other benefits not described above after termination or upon the expiration of the Term, except as may be required by law.

In the event Executive’s employment ends for any reason, Executive shall be deemed to, automatically and without any further action of Executive or the Company, have resigned from and relinquished any and all titles, offices, directorships, and authority related to her employment with the Company, in each case effective as of the date her employment ends. Further, by signing this Agreement, Executive irrevocably tenders her resignation from the Company’s Board of Directors effective as of the date her service as Executive Chair ends, which tender of resignation the Board of Directors may or may not accept in its discretion should the Executive be willing to continue as a Board member. Further, if the Executive is willing to continue as a Board member, the Executive will be considered by the Nominating and Governance Committee for the role of Board Chair.

6.             Limited Release by Executive. In exchange for the mutual promises and covenants set forth in this Agreement, Executive, for herself and anyone claiming through her, forever waives, releases and discharges the Company and its affiliates and their respective current and former directors, officers, employees, and agents from all claims, charges, liabilities, expenses or demands, in law or in equity, whether known or unknown, that Executive ever had, now has or may have, against any of them by reason of any actual or alleged act, omission, transaction, practice, conduct or occurrence, or other matter arising from the beginning of time to the date of this Agreement, related to Executive’s compensation from the Company prior to the date hereof, the change in role effected by this Agreement, the defined term of employment established by this Agreement and the termination of Executive’s employment upon the expiration of the Term, or claims Executive may have under any federal, state, city or local laws prohibiting discrimination on the basis of age, sex, race, disability, religion, national origin, sexual orientation or any other proscribed basis, including pursuant to Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990 and the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, Section 1981 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Connecticut Fair Employment Practices Act, the Texas Commission on Human Rights Act, any federal, state or local laws against discrimination, or any other federal, state or local statute or common law relating to employment, wages, hours, bonus, compensation or benefits or any other terms and conditions of employment. For the avoidance of doubt, Executive is not releasing any claim to her entitlements under or expressly preserved by this Agreement, including any employee benefits, vested or unvested equity awards, stock options or other deferred compensation previously granted to her, or her rights to indemnification as a director or officer of the Company. As a material inducement to Executive to enter into this Agreement and provide the foregoing limited release of claims, the Company represents and warrants that its Board of Directors is not aware of any facts or circumstances that could reasonably be expected to give rise to any claims against Executive and the Company hereby releases and forever discharges the Executive from any claims, known or unknown, that Company may have against Executive arising from or relating to events arising on or before the date of this Agreement.

7.           Definitions. For purposes of this Agreement:

(a)	“Cause” means termination of employment by reason of Executive’s:

(i)	material breach of this Agreement, the PIIA or any other confidentiality, invention assignment or similar agreement with the Company;

(ii)	repeated negligence in the performance of duties or nonperformance or misperformance of such duties that in the good faith judgment of the Board of Directors of the Company adversely affects the operations or reputation of the Company, which actions or inactions continue for a period of at least ten (10) days after written notice from the Company or Board;

(iii)	refusal to abide by or comply with the good faith directives of the Company’s Board of Directors or the Company’s standard policies and procedures, which actions continue for a period of at least ten (10) days after written notice from the Company or Board;

(iv)	violation or breach of the Company’s Code of Ethics, Financial Information Integrity Policy, Insider Trading Compliance Program, or any other similar code or policy adopted by the Company and generally applicable to the Company’s employees, as then in effect;

(v)	willful dishonesty, fraud, or misappropriation of trade secrets, proprietary or confidential information, funds, or property of the Company;

(vi)	conviction by or entry of a plea of guilty or nolo contendere, in a court of competent and final jurisdiction, for any crime which constitutes a misdemeanor or felony in the jurisdiction involved; or

(vii)	abuse of alcohol or drugs (legal or illegal) that, in the Board of Director’s reasonable judgment, materially impairs Executive’s ability to perform Executive’s duties.

(b)          “Change of Control” means:

(i)	after the date hereof, any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)	the date of the consummation of a merger or consolidation of the Company with any other corporation or entity that has been approved by the stockholders of the Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)	the date of the consummation of the sale or disposition of all or substantially all of the Company’s assets.

(c)	“Separation from Service” or “Separates from Service” shall mean Executive’s termination of employment, as determined in accordance with Treas. Reg. § 1.409A-1(h). Executive shall be considered to have experienced a termination of employment when the facts and circumstances indicate that Executive and the Company reasonably anticipate that either (i) no further services will be performed for the Company after a certain date, or (ii) that the level of bona fide services Executive will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by Executive (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if Executive has been providing services to the Company for less than thirty-six (36) months). If Executive is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between Executive and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed six (6) months, or if longer, so long as Executive retains a right to reemployment with the Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six (6) months and Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first (1st) day immediately following the end of such six (6) month period. In applying the provisions of this Section, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services for the Company.

8.           Employment, Confidential Information and Invention Assignment Agreement. Executive understands and agrees that the Company and its affiliates have legitimate interests in protecting their goodwill, relationships with customers, and in maintaining their trade secrets and other proprietary and confidential information, which are valuable assets of the Company and its affiliates. As a condition of Executive’s continued employment, Executive hereby reaffirms her commitment to her obligations under the PIIA and represents and warrants that she has not breached the same. Executive acknowledges and agrees that the PIIA and the provisions of Sections 10-12 of this Agreement are necessary and appropriate to protect the Company’s and its affiliates’ legitimate interests and are narrowly tailored to provide such protection. Executive agrees and acknowledges that, in connection with Executive’s prior service to the Company, and her employment and unique relationship with the Company and its affiliates, Executive has had access to and become familiar with, and will continue to have access to and become familiar with, confidential and proprietary information and trade secrets belonging to the Company and its affiliates which Executive would not have otherwise had but for Executive’s employment with, or other service to, the Company or its affiliates.

9.            Non Contravention. Executive represents to the Company that Executive’s signing of this Agreement, the PIIA, the issuance of stock options to Executive, and Executive’s commencement of employment with the Company do not violate any agreement Executive has with any of Executive’s previous employers and Executive’s signature confirms this representation.

10.          Non-Competition. Except as set forth in Section 1 of this Agreement, Executive agrees that, during the term of Executive’s employment with the Company and for one (1) year following the termination of her employment, Executive will not engage in any other employment, occupation, consulting or other business activity competitive with or directly related to the business in which the Company is now involved or becomes involved , nor will Executive engage in any other activities that conflict with Executive’s obligations to the Company. Executive acknowledges that compliance with the obligations of this Agreement is a condition to Executive’s right to receive the severance payments set forth in Section 5 above.

11.          Nonsolicitation. Executive agrees that, during the term of Executive’s employment with the Company and for one (1) year following the termination of her employment (the “Restricted Period”), Executive will not, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to affect, terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Executive will not, whether for Executive’s own account or for the account of any other person, firm, corporation or other business organization, solicit or interfere with any person who is or during the period of Executive’s engagement by the Company was a collaborator, partner, licensor, licensee, vendor, supplier, customer or client of the Company or its affiliates to the Company’s detriment. Executive acknowledges that compliance with the obligations of this Section is a condition to Executive’s right to receive and retain the severance payments set forth in Section 5 above.

12.          Nondisparagement. From the Effective Date of this Agreement and surviving any termination for any reason, Executive will not disparage or defame, whether orally or in writing, whether directly or indirectly, whether truthfully or falsely, and whether acting alone or through any other person, the Company or its affiliates or their respective current or former directors, officers, employees, agents, successors or assigns (both individually or in their official capacities with the Company or its affiliates). Executive acknowledges that compliance with the obligations of this Section is a condition to Executive’s right to receive and retain the severance payments set forth in Section 5 above. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit or limit Executive from reporting suspected violations of law to any governmental authority or from providing truthful testimony when compelled to do so by valid legal process.

13.         Arbitration and Equitable Relief.

(a)	In consideration of Executive’s employment with the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, STOCKHOLDER OR BENEFIT PLAN OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION PURSUANT TO CONNECTICUT LAW. Disputes which Executive agrees to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, and claims of harassment, discrimination or wrongful termination. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)	Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes; provided, however, that the arbitrator shall be either a retired judge or an attorney with at least fifteen (15) years of experience in employment law who is currently licensed to practice law in the state in which the arbitration is convened. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $125.00 of any filing fees associated with any arbitration that Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence. Executive agrees that the decision of the arbitrator shall be in writing.

(c)	Except as provided by the Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)	In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of the PIIA between Executive and the Company or any other agreement regarding trade secrets, confidential information, nonsolicitation, or nondisparagement. Executive understands that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e)	Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Equal Employment Opportunity Commission or the Workers’ Compensation Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f)	Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

14.          Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. Notwithstanding the foregoing, Executive is solely responsible and liable for the satisfaction of any federal, state, province or local taxes that may arise with respect to this Agreement (including any taxes arising under Section 409A of the Internal Revenue Code (“IRC”)). Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent Executive from incurring them, or to mitigate or protect Executive from any such tax liabilities. Notwithstanding anything in this Agreement to the contrary, if any amounts that become due under this Agreement on account of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of IRC Section 409A, payment of such amounts shall not commence until Executive incurs a Separation from Service. If, at the time of Executive’s termination of employment under this Agreement, Executive is a “specified employee” (within the meaning of IRC Section 409A), any amounts that constitute “nonqualified deferred compensation” within the meaning of IRC Section 409A that become payable to Executive on account of Executive’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth (6th) calendar month beginning after Executive’s Separation from Service (the “409A Suspension Period”). Within fourteen (14) calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence. Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay. Each payment due under this Agreement is treated as a separate payment for purposes of Treasury Regulations Sections 1.409A-1(b)(4)(F) and 1.409A-2(b)(2).

15.          Liability Insurance. To the extent that the Company maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, Executive shall be covered by such policies in such a manner as to provide to Executive the same rights and benefits as are provided to the most favorably insured of the Company’s officers.

16.          Successors of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement shall be assignable by the Company in the event of a merger or similar transaction in which the Company is not the surviving entity, or of a sale of all or substantially all of the Company’s assets.

17.          Enforceability; Severability; Survival. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. Sections 5-7, 10-14, 16-22 and 24 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of Executive’s employment (without regard to the reason(s) for such termination).

18.          Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut without giving effect to its choice of law rules. This Agreement is deemed to be entered into entirely in the State of Connecticut. This Agreement shall not be strictly construed for or against either party.

19.          No Waiver. No waiver of any term of this Agreement constitutes a waiver of any other term of this Agreement.

20.          Amendment To This Agreement. This Agreement may be amended only in writing by an agreement specifically referencing this Agreement, which is signed by both Executive and an executive officer or member of the Board of Directors of the Company authorized to do so by the Board by resolution.

21.          Headings. Section headings in this Agreement are for convenience only and shall be given no effect in the construction or interpretation of this Agreement.

22.          Notice. All notices made pursuant to this Agreement, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the following addresses, or such other addresses as the Parties may later designate in writing:

If to the Company:

Aspira Women’s Health Inc.
12117 Bee Caves Road
Building Three, Suite 100
Austin, TX 78738

Cc: legal@aspirawh.com

If to Executive:

Valerie B. Palmieri
[omitted]
[omitted]

23.          Expense Reimbursement. The Company shall promptly reimburse Executive for reasonable and actual business expenses incurred by Executive in furtherance of or in connection with the performance of Executive’s duties hereunder, including expenditures for travel, in accordance with the Company’s expense reimbursement policy as in effect from time to time; provided that any and all reimbursements hereunder shall be requested timely, and preferably within 30 days of being incurred, and no later than within one (1) year after being incurred. In addition, the Company shall reimburse Executive for her legal fees and expenses incurred related to the negotiation of this Agreement up to a maximum amount of $5,000, which shall be payable within 30 days following Executive’s submission of appropriate documentation substantiating the expense.

24.          General; Conflict. This Agreement and the PIIA, when signed by Executive, set forth the terms of Executive’s employment with the Company and supersede any and all prior representations and agreements, whether written or oral.

[Signature Page Follows]

ASPIRA WOMEN’S HEALTH INC.
a Delaware corporation

By:	/s/ James LaFrance
Name: James LaFrance
Title: Chair

ACCEPTED AND AGREED TO
this 24th day of February, 2022

/s/ Valerie B. Palmieri
Valerie B. Palmieri